Exhibit 99.1

Contacts:	Rob Saltmarsh	Kelly Gann
	Chief Financial Officer	Marketing Communications
	Nanogen, Inc.	Nanogen, Inc.
	858-410-4600	858-410-4667
kgann@nanogen.com

NANOGEN RECEIVES FINAL STOCKHOLDER APPROVAL ON DEBT FINANCING

SAN DIEGO, CA (February 12, 2008) – Nanogen, Inc. (Nasdaq: NGEN) announced today that it has received stockholder approval on the third of the three proposals presented at its special meeting of stockholders on February 1, 2008. During the special meeting, stockholders approved two of the proposals but insufficient votes were obtained to approve Proposal #1, in which the board of directors was seeking approval to ratify the company’s debt financing of August 2007. Accordingly, the meeting was adjourned until February 11th to provide shareholders with additional time to vote on the proposal. Today the company announced it has received the necessary votes to approve this proposal.

As stated in the February 1st announcement, approval of all three proposals is an important component of the company’s restructuring activities and will provide the company with increased financing flexibility until positive cash flow is achieved. The company expects to achieve cash flow breakeven in late 2008 based on its current revenue and expense projections for the year.

About Nanogen, Inc.

Nanogen (Nasdaq: NGEN) has a strong product and proprietary technology base of diagnostic solutions for two of the fastest growing in vitro diagnostic (IVD) markets—molecular diagnostics and rapid point-of-care testing. The company provides their innovative, high-quality diagnostic products to clinicians and physicians worldwide, making it easier to predict and diagnose diseases, ultimately improving patient care. Products include molecular diagnostic kits and reagents, and kits for rapid, point-of-care testing. Nanogen has pioneered research in areas involving biomedical markers, molecular biology and nanotechnology to bring better results to diagnostics and healthcare. For additional information please visit Nanogen’s website at www.nanogen.com.

Nanogen Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including those relating to the need for additional financing, anticipated cash flow, delisting from the NASDAQ Global Market, whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, and other risks and uncertainties discussed under the caption “Risk Factors” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

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